                                  EXHIBIT 10.10

                              AMENDED AND RESTATED
                             SUPPLEMENTAL AGREEMENT
                               FOR ROBERT E. JAMES


THIS AMENDED AND RESTATED SUPPLEMENTAL AGREEMENT, effective as of December, 19, 2001, by and between FIRST CHARTER CORPORATION, a corporation organized under the State of North Carolina ("First Charter"), and ROBERT E. JAMES, a resident of the City of Charlotte, County of Mecklenburg, and State of North Carolina ("the "Executive").


                                    Preamble

First Charter employs the Executive as a Group Vice President, and the Executive devotes his time, attention, skill and efforts to the performance of duties on behalf of First Charter as described in his Amended and Restated Employment Agreement with First Charter dated December 19, 2001 (the "Employment Agreement"). In consideration of services rendered on behalf of First Charter and as an inducement for ongoing valuable services until retirement, First Charter agreed to provide a deferred compensation benefit to the Executive. First Charter and the Executive first entered into a Supplemental Agreement to provide that benefit on June 21, 1999, and now agree to amend and restate the Supplemental Agreement, as permitted under its terms.

In consideration of the Supplemental Agreement and mutual promises hereinafter contained, the parties hereto agree to the following Amended and Restated Supplemental Agreement:


                              Article I Definitions

The following definitions shall govern this Supplemental Agreement:

1.1 "Beneficiary" means the person designated in writing by the Executive to receive any benefits due the Executive upon his death. If no such designation is made or if the designated person is not living at the death of the Executive, the Beneficiary shall be the Executive's spouse, if living; otherwise, the Beneficiary shall be his estate.

1.2 "Benefit" means the benefit that will be available to the Executive as described in Article III.

1.3 "Benefit Distribution Date" means the first day of the first month beginning on or after the date the Executive has attained age 65 and terminated employment with First Charter, or any earlier date mutually agreed to by the Executive and the Board of Directors

1.4      "Board of Directors' means the board of directors of First Charter.

1.5 "Disabled" means the inability of the Executive to engage in his profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months. The Board of Directors, in its sole discretion, shall determine if the Executive is Disabled upon certification thereof by a qualified physician selected by the Board of Directors after such physician examines the Executive.

1.6 "Distribution Event" means an event upon which the Executive may become entitled to receive his Benefit as described in Article IV.

1.7      "First Charter" means First Charter Corporation.

                               Article II Vesting

Under the terms of this Amended and Restated Supplemental Agreement, the Executive shall become 50% vested in his Benefit on January 1, 2004. On each January 1 thereafter on which the Executive continues to be an employee of First Charter, Executive shall become vested in an additional 10% of his Benefit. The Executive shall vest in 100% of his Benefit on January 1, 2009 if he remains an employee of First Charter through such date, subject all times to the forfeiture provisions of Article VI.

Furthermore, the Executive shall become 100% vested in his Benefit before January 1, 2009 if (i) he dies, (ii) he becomes Disabled or (iii) First Charter has a Change in Control (as such is defined in the Employment Agreement).


                        Article III Amount of the Benefit

3.1 Following a Distribution Event, the Executive, if fully vested, shall receive a monthly benefit payment in the form of 120 monthly installments of $6,541.67 each, with a total of payments of $785,000 (the "Benefit").


3.2 Following a Distribution Event, the Executive, if not fully vested, shall receive a reduced monthly benefit payment in the form of 120 monthly installments. The amount of the monthly benefit payment is determined by the percent vested as indicated on the following table:


Vesting Adjustment                    Monthly Benefit Payment to
      Date          Percent Vested           Executive               Total of Payments
      ----          --------------           ---------               -----------------
     1/01/04              50%                $3,270.83                    $392,500
     1/01/05              60%                $3,925.00                    $471,000
     1/01/06              70%                $4,579.17                    $549,500
     1/01/07              80%                $5,233.33                    $628,000
     1/01/08              90%                $5,887.50                    $706,500
     1/01/09             100%                $6,541.67                    $785,000



                         Article IV Distribution Events

The Benefit shall be paid to the Executive or the Executive's Beneficiary upon the following events:

         o If the Executive's employment is terminated on or after the Benefit Distribution Date, the Executive shall be entitled to payment of Six Thousand Five Hundred Forty-One Dollars and 67 Cents ($6,541.67) per month for 120 monthly installments, unless another equivalent form of distribution is selected by the Board of Directors in its sole discretion. Payment will begin as soon as practicable following the Executive's termination of employment.

         o If the Executive's employment is terminated by reason of his death or if the Executive's death occurs after a Distribution Event but before full payment of the Benefit has been made to the Executive, the Beneficiary shall be entitled to the continuation of monthly installments of Six Thousand Five Hundred Forty-One Dollars and 67 Cents ($6,541.67) per month, so that a total of 120 such installments are paid to the Executive and the Executive's Beneficiary, unless another equivalent form of distribution is selected by the Board of Directors in its sole discretion. Payment to the Beneficiary will begin (or continue to the Beneficiary) as soon as practicable following the Executive's death.

         o If the Executive becomes Disabled before reaching his Benefit Distribution Date and while in the employ of First Charter, the Executive shall be entitled to payment of Six Thousand Five Hundred Forty-One Dollars and 67 Cents ($6,541.67) per month for 120 monthly installments, unless another equivalent form of distribution is selected by the Board of Directors in its sole discretion. Payment will begin as soon as practicable following the date the Executive becomes Disabled.

         o If the Executive's employment is terminated before the Executive attains his Benefit Distribution Date for any reason other than the Executive's death or if the Executive becomes Disabled, the Executive shall be entitled to payment of the vested portion of the Benefit in 120 equal monthly installments in the amount indicated in Section 3.2, unless another equivalent form of distribution is selected by the Board of Directors in its sole discretion. Payment will begin as soon as practicable following the date the Executive's termination of employment.


                          Article V Payment of Benefit

Alternatives

5.1 Form of Payment. All monthly benefit installments will be paid in cash. When the Executive becomes fully vested, First Charter may purchase an annuity from an insurance company rated A+ or better by A.M. Best Company, Inc. Notwithstanding the foregoing, however, if the Benefit becomes fully vested as a result of a Change in Control, or if a Change in Control occurs after benefits become payable, First Charter shall purchase an annuity as described above. If purchased by First Charter, such annuity shall provide the Executive or his Beneficiary with 120 monthly payments in an amount equal to his Benefit as described in Articles III and IV.

5.2 Alternate Recipients. If, in the sole opinion of First Charter, the Executive or Beneficiary is physically or mentally incapacitated to properly receive such payments, First Charter may make (or cause to be made) payments to any member of the family of the Executive or Beneficiary, or for the use and benefit of the Executive or Beneficiary, or to any person or institution providing care for the Executive or Beneficiary. All payments so made shall fully discharge and acquit First Charter obligation to provide the Benefit to the amounts thereof.

5.3 Withholding for Taxes. First Charter (or, if payments are made by an insurance company under an annuity) may withhold from any benefits payable under this Supplemental Agreement all federal, state, city, or other taxes, or qualified domestic relations order or divorce decree as shall be required pursuant to any law, government regulation or ruling, or court order.


                        Article VI Forfeiture of Benefit

Rights to any unvested payments of the Executive's Benefit pursuant to this Supplemental Agreement shall be immediately forfeited if the Executive engages in any act that results in the Executive's Termination for Cause (as defined in the Employment Agreement) or the breach of any covenant in the Employment Agreement.

                          Article VII Status Of Benefit

7.1 Accrual of Benefit. First Charter may use any reasonable accounting policy in accruing the Benefit, and shall accrue the Benefit on its books on a monthly basis. The amount accrued shall be segregated from other accounts on the books and records of First Charter as a contingent liability of First Charter to the Executive.

7.2 General Creditor. The Executive shall be regarded as a general creditor of First Charter with respect to any rights derived by the Executive from the existence of this Supplemental Agreement or the existence or amount of the liability. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies, or other assets that First Charter may intend to use as a source of payment, shall at all times remain with First Charter. The Executive and his Beneficiary shall not have any property interest whatsoever in any specific assets of First Charter.

7.3 Liability of First Charter. Nothing in this Supplemental Agreement shall constitute the creation of a trust or other fiduciary relationship between First Charter and the Executive or between First Charter and the Beneficiary or any other person. First Charter shall not be considered a trustee by reason of this Supplemental Agreement.


                    Article VIII Claims and Review Procedure

In the event that any claim for benefits that must initially be submitted in writing to the Board of Directors, is denied (in whole or in part) hereunder, the claimant shall receive from First Charter a notice of denial in writing within 60 days, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Supplemental Agreement.

Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. The arbitrator shall be acceptable to both First Charter and the Executive (or Beneficiary); if the parties cannot agree on a single arbitrator, the disagreement shall be heard by a panel of three arbitrators, with each party to appoint one arbitrator and the third to be chosen by the other two.

No member of the Board of Directors shall be liable to any person for any action taken under Article VIII except those actions undertaken with lack of good faith.


                      Article IX The Supplemental Agreement

9.1 Assignment. Except for the designation of the Beneficiary by the Executive, no rights under this Supplemental Agreement may be assigned, transferred, pledged or encumbered by the Executive or the Beneficiary except by will or by North Carolina interstate laws or other laws of descent and distribution. This Supplemental Agreement may be assigned by First Charter only (i) if First Charter or substantially all of its assets are purchased by another entity or are merged into the assets of another entity, and such entity specifically assumes First Charter's obligations thereunder, or (ii) with the prior written consent of the Executive.


9.2 Supplemental Agreement Binding. This Supplemental Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective next of kin, successors, assigns, heirs, personal representatives, executors, administrators, and legatees. First Charter shall not merge or consolidate with any other entity or reorganize unless and until such succeeding and continuing entity agrees to assume and discharge the obligations of First Charter under this Supplemental Agreement. Upon such assumption, the term First Charter as used in this Supplemental Agreement shall be deemed to refer to such successor to First Charter. The Board of Directors, at its sole discretion, reserves the right to amend, revise, or terminate this Supplemental Agreement with respect to future benefits only, but the Executive's consent must be obtained for all other amendments or revisions.


9.3 Entire Agreement. This document constitutes the entire understanding between the parties as to the provision of supplemental retirement benefits hereunder by First Charter to the Executive. This Amended and Restated Supplemental Agreement supersedes the Supplemental Agreement that was entered into between the parties effective June 30, 1999, and may only be modified, altered, or amended by prior written approval and consent of Executive and First Charter with respect to Executive's right to or the payment of vested Benefits.


                             Article X Miscellaneous

10.1 No Guarantee of Employment. Nothing in this Supplemental Agreement shall be construed as guaranteeing future employment to the Executive. The Executive continues to be an employee of First Charter subject to the Employment Agreement.


10.2 Not "Compensation" for Other Purposes. Any deferred compensation payable under this Supplemental Agreement (or the actuarial or the net present value of any such payments) shall not be deemed salary or other compensation to the Executive for purposes of any qualified retirement plans maintained by First Charter, any incentive bonus plans, or for purposes of any other fringe benefit obligations of First Charter.


10.3 Governing Law. This Supplemental Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, except to the extent such laws are preempted by federal laws and regulations.




         IN WITNESS WHEREOF, the Parties have entered into this amended and restated Supplemental Agreement as of the 19th day of December, 2001.



                                          FIRST CHARTER CORPORATION

                                          By: /s/ Lawrence M. Kimbrough
                                             --------------------------
                                          Name: Lawrence M. Kimbrough
                                          Title: President and Director
                                                 (Principal Executive Officer)

     Witnesses

     /s/ Laura N. Blalock                 /s/ Robert E. James
     ---------------------                -------------------
                                          ROBERT E. JAMES
     /s/ Robert O. Bratton
     ---------------------